Exhibit d.1

Execution Copy

Depositary and Information Agent Agreement

Between

Delaware Enhanced Global Dividend and Income Fund

and

Computershare Trust Company, N.A., Computershare Inc.

and

Georgeson LLC

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THIS DEPOSITARY AND INFORMATION AGENT AGREEMENT dated as of September 25, 2018 (the “Effective Date”), is by and between Delaware Enhanced Global Dividend and Income Fund, a Delaware statutory trust (the “Purchaser” or “Company”), having its principal office and place of business at 2005 Market Street, Philadelphia, PA 19103, and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021, and, for purposes of the services provided under Article II hereof, Georgeson LLC, a Delaware limited liability company (”Georgeson”).

ARTICLE I – DEPOSITARY SERVICES

1. APPOINTMENT

1.1 The Purchaser is offering to purchase up to 20% or 3,165,810 shares of Common Shares (the “Shares”) 98 percent of net asset value per Share net to the seller in cash, upon the terms and conditions set forth in its Offer to Purchase dated September 28, 2018 (the “Offer to Purchase”) and in the letter of transmittal in a form acceptable to Agent and Purchaser (the “Letter of Transmittal”), which together, as they may be amended from time to time, constitute the “Offer”. Purchaser hereby appoints Agent to act as depositary and information agent in connection with the Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement.

1.2 The “Expiration Date” for the Offer shall be 11:59 p.m. New York time, on October 26, 2018, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time, shall expire. Capitalized terms used but not defined herein shall have the same meanings as in the Offer.

1.3 Promptly after the date hereof, the Purchaser will furnish, or the Purchaser will cause the Company to furnish, Agent as depository, with a certified list, in a format acceptable to Agent, of holders of the Shares of record at the date noted above on which the Offer to Purchase becomes effective (the “Effective Time”), including each such holder’s name, address, taxpayer identification number (“TIN”), Share amount with applicable tax lot detail, any certificate detail or indication of accounts holding the shares through the Direct Registration System (“Book Entry Shares”) and information regarding any applicable account stops or blocks (the “Record Shareholders List”).

1.4 No later than the earlier of (i) forty-five (45) days after the Expiration Date or (ii) January 15 of the year following the year in which the Expiration Date occurs, the Company shall deliver, or the Purchaser will cause the Company to deliver, to Agent as depository written direction on the adjustment of cost basis for covered securities that arise from or are affected by this Offer in accordance with current Internal Revenue Service regulations and as set forth in the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit A.

2. TENDER OF SHARES

Agent, in its capacity as depositary, will receive tenders of the Shares. Subject to the terms and conditions of this Agreement, Agent is authorized to accept such tenders of the Shares in accordance with the Offer, and to act in accordance with the following instructions:

2.1 The Shares shall be considered validly tendered to Agent only if:

(a)	Agent receives prior to the Expiration Date, (i) certificates for such Shares (or a Confirmation (as defined in paragraph 2.2(a) below) relating to such Shares), if applicable, (ii) a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in paragraph 2.2(a) below) relating thereto, and (iii) if applicable, a final determination by Purchaser of the adequacy of the items received, in accordance with Article I, Section 8 hereof; or

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(b)	Agent receives (i) a Notice of Guaranteed Delivery (as defined in Article I, Section 2.2(b) below) relating to such Shares prior to the Expiration Date, (ii) certificates for such Shares (or a Confirmation relating to such Shares), if applicable, and either a properly completed and duly executed Letter of Transmittal or an Agent’s Message relating thereto, prior to the end of the second trading day on the New York Stock Exchange after the Expiration Date, and (iii) if applicable, a final determination by Purchaser of the adequacy of the items received, in accordance with Article I, Section 8 hereof.

2.2 For the purpose of this Agreement:

(a)	a “Confirmation” shall be a confirmation of book-entry transfer of the Shares into an Agent account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be established and maintained by Agent in accordance with Article I, Section 3 hereof;

(b)

a “Notice of Guaranteed Delivery” shall be a notice of guaranteed delivery in the form agreed upon by the parties hereto or, if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and Agent; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to be bound by the form of such notice; and an “Agent's Message” shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and Agent, to and received by Agent and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at Agent's office.

(c)	Purchaser acknowledges that in connection with the Offer Agent may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser by such Book-Entry Transfer Facility or participants therein and (iii) Agent, as depositary, is authorized to enter into such agreements or arrangements on behalf of the Purchaser. Without limiting any other provision of this Agreement, Agent is expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Purchaser.

(d) If any holder of the Shares as of the Effective Time reports to Agent that his or her failure to surrender a certificate representing any Shares registered in his or her name at the Effective Time according to the Record Noteholders List is due to the theft, loss or destruction of such certificate, upon Agent’s receipt from such shareholder of (a) an affidavit of such theft, loss or destruction, (b) an open penalty surety bond in form and substance satisfactory to Agent, and (c) payment of all applicable fees, Agent will make and payment due in connection with the Offer to the former noteholder as though the certificate for the Shares had been surrendered. Agent may charge holders an administrative fee for processing payment with respect to the Shares represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account. Agent may receive compensation, including in the form of commissions for services provided in connection with surety programs offered to shareholders. Shareholders may also secure their own surety bond acceptable to Computershare.

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3. BOOK-ENTRY ACCOUNT

Agent shall take steps to establish and, subject to such establishment, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of the Shares, as set forth in the Letter of Transmittal and Offer to Purchase. Agent shall maintain the Book Entry account until all shares tendered pursuant to the Offer shall have been subject to payment or returned.

4. PROCEDURE FOR DISCREPANCIES

Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Letter of Transmittal may indicate are owned by a tendering shareholder and the number that the Record Shareholders List indicates such shareholder owned. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with the Purchaser for instructions as to the number of Shares, if any; Agent is authorized to accept as validly tendered. In the absence of such instructions, Agent is authorized not to accept any such Shares and will return to the tendering shareholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent, the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares or by registered mail insured separately for the value of such Shares) to such shareholder’s address as set forth in the Letter of Transmittal any such Shares, the related Letters of Transmittal and any other documents received with such Shares.

5. PROCEDURE FOR DEFICIENT ITEMS

5.1 Agent shall examine any certificate representing the Shares, Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message and any other document required by the Letter of Transmittal that is received by Agent as depositary to determine whether any tender may be defective. In the event Agent concludes that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message or other document has been improperly completed, executed or transmitted, any certificate representing the Shares is not in proper form for transfer or some other irregularity in connection with the tender of the Shares exists, Agent is authorized, subject to 8.2 below, to advise the tendering shareholder or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity. Agent is not authorized to accept any tender that is not made in accordance with the terms and conditions set forth in the Offer, or any other tender which Agent deems to be defective, unless Agent shall have received from the Purchaser the applicable Letter of Transmittal (or if the tender was made by means of a Confirmation containing an Agent’s Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Purchaser.

5.2 Promptly upon concluding that any tender is defective, Agent shall use reasonable efforts in accordance with Agent’s regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the subject Shares to such person in the manner described in Article I, Section 8 hereof. The Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that Agent shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

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5.3 If less than all of the Shares validly tendered pursuant to the Offer are to be accepted because the Offer is oversubscribed by the Expiration Date, the Purchaser shall provide Agent with instructions regarding proration as soon as practicable. Agent shall maintain accurate records as to all the Shares tendered prior to or on the Expiration Date.

5.4 If any such deficiency with respect to any certificated Shares is neither corrected nor waived prior to the offer expiration date, Agent shall: (a) convert the shared represented by such certificate to a Book Entry position and (b) send to such holder a defect letter describing the applicable defects and asking that the deficiencies be corrected.

6. REPORT OF TENDER ACTIVITY

6.1. Agent shall forward reports of tender activity, by email, beginning 3 weeks prior to the initial expiration date, to each of the parties named below as to the following information, based upon a preliminary review as of the close of business on the preceding business day: (i) the number of the Shares tendered; (ii) the number of the Shares tended represented by certificates physically held by Agent; (iii) the number of the Shares represented by Notices of Guaranteed Delivery; (iv) the number of the Shares withdrawn; and (v) the cumulative totals of the Shares in categories (i) through (iv) above. At the expiration of the offer Agent shall provide a master lists of the Shares elected, including a complete list of the electing shareholders.

(a)	Michael Dresnin, Esq., Macquarie Investment Management – Legal Department, Michael.dresnin@macquarie.com, 215-255-1511

(b)	Richard Salus, Macquarie Investment Management – CFO, richard.salus@macquarie.com, 215-255-1010

(c)	Victoria Lepore, Macquarie Investment Management – T/A Systems Control, Victoria.lepore@macquarie.com, 215-255-1068

(d)	Adam Deitz, Macquarie Investment Management – T/A Systems Control, adam.deitz@macquarie.com, 215-255-8860

(e)	Dan Geatens, Treasurer, Daniel.geatens@macquarie.com, 215-255-1664

(f)	Carleen Michalski, Macquarie Investment Management – Product Management, carleen.michalski@macquarie.com, 215-255-1263

(g)	Taylor Brody, Stradley Ronon Stevens & Young, LLP; ebrody@stradley.com; 215-564-8071

6.2. Agent may furnish to the Purchaser, upon reasonable request, ad hoc reports. Fees for such reports will be as set forth on the Schedule of Fees attached hereto as Exhibit B. At the expiration of the Offer Agent shall provide a master list of the Shares tendered, including a complete list of the tendering shareholders.

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7. NOTICE OF WITHDRAWAL

Agent will return to any person tendering the Shares, in the manner described in Article I, Section 8 hereof, any Shares tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, Agent must receive a written notice of withdrawal at its address as set forth on the back page of the Offer to Purchase, within the time period specified for withdrawal in the Offer to Purchase or other method mutually agreed to by the Purchaser and Agent. Any notice of withdrawal must specify the name of the registered holder of the Shares to be withdrawn, the number of the Shares to be withdrawn and, if such Shares are represented by a physical certificate, the number of such certificate. Agent is authorized and directed to examine any notice of withdrawal to determine whether it believes any such notice may be defective. In the event Agent concludes that any such notice is defective it shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares withdrawn in accordance with the procedures set forth in this section shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date in accordance with Article I, Section 2 hereof.

8. RETURN OF SHARES

If, pursuant to the terms and conditions of the Offer, the Purchaser has notified Agent that it does not accept certain of the Shares tendered or purported to be tendered or a shareholder has withdrawn any tendered Shares, the Purchaser instructs the Agent to promptly return tendered certificated shares, by canceling all such certificated Shares and issuing an equal number of book-entry shares in Direct Registration System to each tendering holder and mail a transaction advice reflecting such to each holder, together with any other documents received, to the person who deposited the same. Any transaction advice for such Shares and other documents shall be delivered by Agent, at its option, by:

a)	first class mail under a blanket surety bond or insurance protecting Agent and the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares; or

b)	registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent's Message, Agent shall notify the Book-Entry Transfer Facility that transmitted such Confirmation of the Purchaser’s decision not to accept the Shares.

9. AMENDMENT/EXTENSION OF OFFER

Any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective upon notice to Agent from the Purchaser given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Purchaser in writing; provided that Agent may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify Agent of such termination. For purpose of this agreement, an extension or subsequent offer period (an “Extension”) shall last up to 10 business days. Any Extension period exceeding 10 business days will incur additional fees commensurate with that extension or extensions.

10. DISTRIBUTION OF ENTITLEMENTS

10.1 If, under the terms and conditions set forth in the Offer to Purchase, the Purchaser becomes obligated to accept and pay for the Shares validly tendered, the Purchaser shall:

a)	Provide Agent with a Notice of Acceptance in a form mutually agreed to by Agent and the Purchaser

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b)	Provide Agent with instructions to coordinate the transfer of the Shares purchased in a form mutually agreed to by Agent and the Purchaser (the “Transfer of Shares”)

c)	Deposit with Agent sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all shareholders for whom payment for the Shares are to be drawn, less any adjustments required by the terms of the Offer and all applicable tax withholdings (“Tender Consideration”),

10.2 Upon the Transfer of the Shares and deposit of immediately available funds, Agent shall deliver or cause to be delivered to shareholders who have validly tendered their Shares (or such holders’ designated payees), consistent with this Agreement and the Letter of Transmittal, official bank checks, or other method as mutually agreed between Agent and the Purchaser, in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholding) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer (the “Payment Event”). Tender Consideration must be received by Agent prior to 9:00 a.m. New York City time for Payment Event to commence on the same day that Tender Consideration is received by Agent. Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise. At such time as the Purchaser shall notify Agent, Agent shall request the transfer agent for the Shares to cancel and retire all Shares purchased pursuant to the Offer. Agent hereby waives any and all rights of lien, attachment or set off whatsoever, if any, against the securities, money, assets or property that are deposited with or received by Agent from Purchaser, whether such rights arise by reason of statutory or common law, by contract or otherwise.

ARTICLE II – INFORMATION AGENT SERVICES

Information Agent Services

1.	Services. Georgeson shall perform the information agent services described in the attached Exhibit B (such services, collectively, the “IA Services”).

2.	Fees. In consideration of Georgeson’s performance of the IA Services, the Purchaser shall pay Georgeson the amounts, and pursuant to the terms, set forth on the attached Exhibit B, together with the Expenses (as defined below). The Purchaser acknowledges and agrees that the Schedule of Fees shall be subject to adjustment if the Purchaser requests Georgeson to provide services with respect to additional matters or a revised scope of work.

3.	Expenses. In addition to the fees and charges described in paragraphs (2) and 3(d) hereof, Georgeson shall charge the Purchaser, and the Purchaser shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

	a.	Costs and expenses incidental to the Offer, including without limitation the mailing or delivery of Offer materials;

	b.	Costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offer, including without limitation charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

	c.	Costs and expenses incurred by Georgeson at the Purchaser’s request or for the Purchaser’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

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d.	Any other costs and expenses authorized by the Purchaser during the course of the Offer, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

e.	The Purchaser shall pay all applicable taxes incurred in connection with the delivery of the IA Services or Expenses.

4. Custodial Charges.

Georgeson agrees to check, itemize and pay on the Purchaser’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. (which will bill the Purchaser directly), for forwarding the Purchaser’s offering material to beneficial owners. The Purchaser shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

ARTICLE III – GENERAL PROVISIONS

1. ELIGIBILITY OF SHARES FOR PAYMENT

Other than as set forth in this Agreement otherwise, all Shares are eligible for payment regardless of any restrictive legend affixed thereupon or applicable thereto, any dissenter’s rights and any other restrictions on payment, Purchaser agrees to provide the information on the list of affiliates, ineligible shares and certain plans as required by Exhibit C, as requested.

24. DEPOSIT OF FUNDS

2.1 All funds received by Computershare pursuant to this Agreement that are to be distributed or applied by Computershare in accordance with the terms of this Agreement (the “Funds”) shall be delivered to Computershare by 9:00 a.m. Eastern Time (“ET”) and in no event later than 12:00 p.m. ET on the Effective Time. Funding after 9:00 a.m. but before 12:00 p.m. on the Effective Time may cause delays in payments to be made on the Effective Time. Delivery of the Funds on any day after 2:00 p.m. ET will be subject to the terms of Article III, Section 4.4, below. Once received by Computershare, the Funds shall be held by Computershare as agent for the Purchaser. Until paid or distributed in accordance with this Agreement, the Funds shall be deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Purchaser. Until paid pursuant to this Agreement, Computershare shall hold the Funds through such accounts.

2.2 Computershare will only draw upon the Funds in such account(s) as required from time to time in order to make the payments for the Shares and any applicable tax withholding payments. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Article III, Section 4, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Purchaser, any holder or any other party.

2.3 Computershare is acting as Agent hereunder and is not a debtor of the Purchaser in respect of the Funds.

2.4 In the case of late-day funding, which means delivery of the Funds to Computershare after 2:00 p.m. ET on any day, regardless of whether such funding occurs prior to, or after, the Effective Time as set forth in Article III, Section 4.1 above (“Late-Day Funding”), Federal Deposit Insurance or other bank liquidity charges may apply in connection with the overnight deposit of the Funds with commercial banks. The parties hereto agree that any such charges assessed as a result of Late-Day Funding will be charged to the Purchaser and the Purchaser hereby agrees to pay such charges.

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2.5 The Purchaser agrees to deliver the Funds by wire to the account(s) listed on the attached Exhibit D, which may be amended in writing from time to time.

5. INTERNATIONAL CURRENCY EXCHANGE

Computershare at its option may offer its International Currency Exchange (“ICE”) Service (the “Service”) to certain shareholders whereby any such shareholder can elect to receive their payment in a currency other than U.S. Dollars, via a convenient and secure currency conversion service. The Service is voluntary and will only be utilized at the direction of the eligible shareholder electing such Service and agreeing to the terms and condition of the Service as described in the ICE Registration Form included with a Letter of Transmittal and sent to eligible shareholders. Agent shall charge a fee to participants for processing. The Purchaser will not incur fees resulting from the Service.

6. DATE/TIME STAMP

Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received.

7. RESERVED

8. TAX REPORTING

8.1 Agent shall prepare and file with the appropriate governmental agency and mail to each shareholder, as applicable, all appropriate tax information forms, including but not limited to Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the Tax Instruction /Cost Basis Information Letter attached hereto as Exhibit A. Any cost basis or tax adjustments required after the Effective Time will incur additional fees.

8.2 With respect to any surrendering shareholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such shareholder pursuant to the Internal Revenue Code. Agent shall forward such withholding taxes to the IRS with the appropriate required documentation customarily required to discharge the Purchaser’s applicable withholding obligation with respect to such transactions.

8.3 Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as the Purchaser may reasonably request in writing. Such action may be subject to additional fees.

9. UNCLAIMED PROPERTY The Agent shall report unclaimed property to each state in compliance with state laws. The Agent will charge the Purchaser its standard fees plus expenses (including the cost of due diligence mailings) for such services. The Purchaser acknowledges and agrees that in the case of reports made and property delivered pursuant to an initial or voluntary compliance program administered by private auditing agents retained by state unclaimed property administrators, the Agent will be compensated for its efforts in facilitating the Purchaser’s involvement in such a program including the provision of the necessary records and remittance of property in the manner required by the program by means of an expense reimbursement payment based on a percentage of the property remitted to the states through participation in the program. The Purchaser will not be charged for any services performed by the Agent in conjunction with the program to the extent that the Agent receives an expense reimbursement and agrees to reimburse Agent for any expenses incurred in the performance of such services.

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10. AUTHORIZATIONS AND PROTECTIONS

As agent for the Purchaser hereunder, Agent and Georgeson, respectively:

10.1 Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent or Georgeson, as applicable, and the Purchaser;

10.2 Shall have no obligation to make any payment for the Shares unless the Purchaser shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

10.3 Shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby surrendered hereunder and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Certificates;

10.4 Shall not be obligated to take any legal action hereunder; if, however, Agent or Georgeson, as applicable, determines to take any legal action hereunder, and where the taking of such action might, in such party’s judgment, subject or expose it to any expense or liability, Agent or Georgeson, as applicable, shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

10.5 May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and reasonably believed by Agent or by Georgeson, as applicable, to be genuine and to have been signed by the proper party or parties;

10.6 Shall not be liable or responsible for any recital or statement contained in the Offer to Purchase or any other documents relating thereto;

10.7 Other than in its capacities under this Agreement, shall not be liable or responsible for any failure of the Purchaser or any other party to comply with any of its covenants and obligations relating to the Offer to Purchase, including without limitation obligations under applicable securities laws;

10.8 Shall not be liable to any holder of the Shares for any property that has been delivered to a public official pursuant to applicable abandoned property law;

10.9 May, from time to time, rely on instructions provided by the Purchaser concerning the services provided hereunder. Further, Agent or Georgeson, as applicable, may apply to any officer or other authorized person of Purchaser for instruction, and may consult with legal counsel for Agent or Georgeson, as applicable, or the Purchaser with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Purchaser under Article III, Section 12.2 of this Agreement for any action taken or omitted by Agent or Georgeson, as applicable, in reliance upon any Purchaser instructions or upon the advice or opinion of such counsel. Neither Agent nor Georgeson shall be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Purchaser;

10.10 May rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any reasonable interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

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10.11 Either in connection with, or independent of the instruction term in Article III, Section 10.9 above, Agent or Georgeson, as applicable, may consult counsel satisfactory to such party (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent or Georgeson, as applicable, hereunder in good faith and in reliance upon the advice of such counsel;

10.12 May perform any of its duties hereunder either directly or by or through agents or attorneys and neither Agent nor Georgeson shall be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

10.13 Is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

11. REPRESENTATIONS AND WARRANTIES

11.1 Agent. Agent represents and warrants to Purchaser that:

(a)

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

11.2 Purchaser. Purchaser represents and warrants to Agent that:

(a)

Governance. It is a business trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Purchaser, (iii) Purchaser’s incorporation documents or by-laws, (iv) any material agreement to which Purchaser is a party, or (v) any applicable stock exchange rules; and

11.3 Georgeson. Georgeson represents and warrants to Purchaser that:

(a)

Governance. Information Agent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute, deliver and perform this Agreement; and

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(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Georgeson has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Georgeson enforceable against Georgeson in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Georgeson is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Georgeson, (iii) Georgeson’s incorporation documents or by-laws, or (iv) any material agreement to which Georgeson is a party.

12. INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1 Liability. Agent and Georgeson shall only be liable, severally and not jointly, for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s or Georgeson’s respective gross negligence or willful misconduct; provided that any respective liability of Agent and Georgeson will be limited in the aggregate of two (2) times the amounts paid hereunder by Purchaser to Agent or Georgeson, respectively, as fees and charges, but not including reimbursable expenses.

12.2 Indemnity. Purchaser shall indemnify and hold Agent and Georgeson harmless from and against, and neither Agent nor Georgeson shall be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s or Georgeson’s respective duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent or Georgeson as set forth in Article III, Section 12.1 above.

Georgeson shall indemnify and hold harmless the Company, its affiliates and their respective officers, directors, employees and agents from and against any and all Losses arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, to the extent such Losses shall have been determined by a court of competent jurisdiction to be a result of Georgeson’s gross negligence or willful misconduct.

13. DAMAGES

Notwithstanding anything in this Agreement to the contrary, no party shall be liable to any other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

14. CONFIDENTIALITY

14.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, portfolio holdings, marketing and product development information, shareholder data (including any non-public information of such shareholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

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14.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls which are designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Article III, Section 14.

14.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent or Georgeson, as applicable, for shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

14.4 Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Article III, Section 14, each party will promptly:

(a)	Notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;

(b)	Furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	Use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

14.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Article III, Section 14.

14.6 Damages. The parties agree that money damages may not be a sufficient remedy for any breach of this Section (i) by Agent (or its Representatives). Upon any actual or threatened violation of this Section (i) by Agent (or its Representatives), the Fund shall be entitled to seek preliminary and other injunctive relief against such violation, in addition to any other rights or remedies which the Fund may have at law or in equity.

15. TERMINATION

15.1 Depositary. The Agent or the Purchaser may, with respect to the depositary services, terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until all Shares have been received and paid for, or until the final delivery of all consideration(s) to the appropriate states as unclaimed property. In the event of such termination, the Purchaser will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided that no failure by the Purchaser to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Purchaser or its designee any unpaid Tender Consideration deposited with Agent pursuant to Article III, Section 4 hereof.

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15.2 Information Agent. Either Georgeson or the Purchaser may, with respect to the IA Services, terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall, with respect to IA Services continue in effect for the term of the Offer and any extension thereof, and shall terminate upon the final expiration of the Offer.

15.3 Notices of termination delivered pursuant to Article III, Section 15.1, above, will not be deemed to terminate IA Services. Likewise, termination pursuant to Article III, Section 15.2, above, will not be deemed to terminate depositary services.

16. COMPENSATION AND EXPENSES

16.1 The Purchaser shall pay to Agent and to Georgeson, respectively, compensation in accordance with the attached Exhibit B, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Shares are surrendered to Agent, for Agent’s services as agent hereunder, and for Georgeson’s services as information agent hereunder.

16.2 The Purchaser shall be charged for certain expenses advanced or incurred by Agent and Georgeson in connection with the performance of their respective duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While both Agent and Georgeson endeavor to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s and Georgeson’s billing systems.

16.3 If any out-of-proof condition caused by the Purchaser or the Company or any of its prior agents arises during any terms of this agreement, the Purchaser will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve the out-of-proof condition.

16.4 All amounts owed to Agent and Georgeson hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Purchaser agrees to reimburse Agent and Georgeson for any attorney’s fees and any other costs associated with collecting delinquent payments.

16.5 The parties hereto agree that in the event that Agent and Georgeson commence performance under this Agreement, which performance may include, inter alia, initial project set-up activity, balancing and reconciliation, loading files, preparing letters of transmittal or other documents, as applicable, but the transaction contemplated hereunder is not initiated for any reason, the Purchaser agrees to pay, in any event, the Project Management fee and the IA Services base fee, set forth in Exhibit D, attached hereto. In addition, the Purchaser agrees to pay any expenses incurred by the Agent in connection with the services hereunder, up to and including the date on which Agent receives written notice of termination pursuant to Article III, Section 15 hereof.

16.6 Following initiation and notice of termination of this Agreement for any reason, the Purchaser hereby agrees to pay on or before the effective date of such termination (a) all fees earned and expenses set forth on the attached Exhibit D incurred by Agent through and including the date of such termination, including, in any event, the Project Management Fee, and (b) all costs and expenses associated with the movement of records, materials, and services to Purchaser or the successor agent, including all reasonable expense.

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16.7 Purchaser is responsible for all taxes, levies, duties, and assessments levied on services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is obligated to collect such Transaction Taxes. Computershare shall invoice Purchaser for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of services provided hereunder. Purchaser shall pay such Transaction Taxes according to the terms in Article III, Section 16.1, above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes. To the extent that Purchaser provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Purchaser, invoices issued for services hereunder provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Agent and Georgeson are solely responsible, as applicable, for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Agent’s and Georgeson’s personnel, and taxes based on Agent’s and Georgeson’s net income or gross revenues relating to services provided hereunder.

17. ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder may be assigned by Purchaser or Agent without the written consent of the other parties; provided, however, that Agent may, with written notice but without further consent of Purchaser, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

18. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES

18.1 Subcontractors. Agent may, without further consent of Purchaser, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Purchaser for the acts and omissions of any subcontractor as it is for its own acts and omissions.

18.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Article III, Section 18.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

19. MISCELLANEOUS

19.1 Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Purchaser:	with an additional copy to:

Delaware Enhanced Global Dividend	Daniel V. Geatens
and Income Fund	Vice President
2005 Market Street	2005 Market Street
Philadelphia, PA 19103	Philadelphia, PA 19103
Michael E. Dresnin	Tel: 215-255-1664
Tel: 215-255-1511	Fax: 215-255-1195
Fax: 215-255-1640	daniel.geatens@macquarie.com
Michael.dresnin@macquarie.com

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Invoice for Fees and Services (if different than above):

Delaware Enhanced Global Dividend and Income Fund
2005 Market Street
Philadelphia, PA 19103
daniel.geatens@macquarie.com
Daniel V. Geatens, Vice President

If to Agent (as applicable):	with an additional copy to:

Computershare Inc.	Computershare Inc.
480 Washington Blvd, 29th Floor	250 Royall Street
Jersey City, NJ 07310	Canton, MA 02021
Attn: Corp Actions Relationship Manager	Attn: Legal Department
Or
Computershare Inc.
250 Royall Street
Canton, MA 02021
Attn: Corp Actions Relationship Manager

If to Georgeson:	with an additional copy to:

Georgeson LLC	Georgeson LLC
1290 Avenue of the Americas, 9th Floor,	480 Washington Blvd, 29th Floor
New York, NY 10104	Jersey City, NJ 07310
Attn: Relationship Manager	Attn: Legal Department

19.2 No Expenditure of Funds. No provision of this Agreement shall require Agent or Georgeson, as applicable, to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

19.3 Publicity. No party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Agent may use Purchaser’s name as required by law or regulation and Purchase can use Agent’s and Georgeson’s name and telephone number in regulatory required press releases.

19.4 Successors. All the covenants and provisions of this Agreement by or for the benefit of Purchaser or Agent and Georgeson, as applicable, shall bind and inure to the benefit of their respective successors and assigns hereunder.

19.5 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Trustees of Purchaser.

19.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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19.7 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably, (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Neither Agent nor Georgeson shall be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent and Georgeson may each consult with foreign counsel, at Purchaser’s expense, to resolve any foreign law issues that may arise as a result of Purchaser or any other party being subject to the laws or regulations of any foreign jurisdiction.

19.8 Force Majeure. Notwithstanding anything to the contrary contained herein, neither Agent nor Georgeson shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

19.9 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Georgeson, Purchaser and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

19.10 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

19.11 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any schedules or attachments hereto, and (c) the Offer to Purchase, the terms and conditions of the Offer shall control, except with respect to Agent’s duties, liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms contained in this Agreement.

19.12 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

19.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

19.14 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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19.15 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of Effective Date hereof.

DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

By:

Name:

Title:

COMPUTERSHARE TRUST COMPANY, N.A., and
COMPUTERSHARE INC.,

On behalf of both entities

By:

Name:

Title:

GEORGESON LLC

By:

Name:

Title:

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Exhibit A	Tax Instruction and Cost Basis Information Letter
Exhibit B	Schedule of Fees
Exhibit C	List of affiliates, Ineligible Shares, and Plans
Exhibit D	Wire Instructions

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EXHIBIT A;

Section 1

Standard Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 2 of this agreement, please (a) complete the below Year End Tax Reporting Package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 4 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the Year End Tax Reporting Package or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If IRC sections 302/304 apply to this Corporate Actions event, please reach out to the Corporate Actions Relationship Manager listed on Wire Instruction Exhibit of this Agreement to provide further details.

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Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Shareholder accounts without certified TIN, or certification of foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt (refer to below definition) reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer/effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company and/or Purchaser will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:
Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is effective, whether or not the shareholder has presented the requisite and valid documentation in such year.

Standard Default Tax Terms: The share consideration (if any) is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099-B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders and tax reported “as if” paid currently.

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Section 2 – Client Information

Client Name:

Tax ID/EIN:

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform tax reporting services for this transaction?
☐ Yes	☐ No***

***If you mark the above box “No”, an explanation of either how the consideration will be tax reported, or why tax reporting is not applicable (i.e. K1, W-2, etc.), is required. Please provide this explanation in Section 5 where it indicates “If you answered “No” in Section 2.

Section 3 – Standard 1099 Reporting

3.A – Principal payment / cash in lieu of fractional shares

If 3.A is not applicable, please check here and move to 3.B ☐

Computershare to report principal payment on Form 1099-B.
Yes, on Form 1099-B ☐ Yes, on a form other than Form 1099-B. Please complete Section 3.C ☐

Computershare to report cash in lieu payment for fractional shares made to holders.
Yes, on Form 1099-B ☐ Yes, on a form other than Form 1099-B. Please complete Section 3.C ☐

3.B – Dividend Reporting (including accrued dividends for unexchanged accounts)

If 3.B is not applicable, please check here and move to Section 3.C ☐

Dividends that have been paid in conjunction with Corporate Actions payments, deemed or accrued, such payment will be reported as Constructive Receipt on Form 1099-DIV or 1042-S.

Computershare to report dividends on Forms 1099-DIV / 1042-S.
Yes, Form 1099-DIV/1042-SB ☐ Yes, on a form other than Form 1099-DIV/1042=S. ☐ Please explain

Did the Company and or Purchaser distribute qualified dividends (100% ordinary & 100% qualified) for this tax year on the Newco shares?

Yes ☐	*No ☐

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*If no, please provide us with your worksheet to ensure all reportable income or reclassification income, paid by Computershare as agent, is reported correctly. Please note that up to five decimal points can be utilized in the reallocation process. If you choose to use less than five decimal points this could result in rounding issues. Due to time constraints inherent with tax season, we will not be able to re-run tax forms due to rounding issues. Please provide us with your worksheet reflecting all distributions for this applicable tax year.

3.C – Additional reporting

If 3.C is not applicable, please check here and move to Section 4 ☐

Does any of the following reporting need to be performed by Computershare for cash paid (i.e., principal, cash in lieu) if not to be tax reported on Form 1099-B?

1099-INT ☐ 1099-OID ☐ 1099-MISC ☐ 1099-DIV ☐ 1042-S ☐

If you selected 1099-INT, 1099-OID or 1099-MISC above, please complete the below. Specify which box on the Form should be used for reportable amounts:

Reporting Box for 1099-INT:

Reporting Box for 1099-OID:

Reporting Box for 1099-MISC:

If you selected 1099-DIV and/or 1042-S above, please complete the below.

Reporting for merger consideration (other than accrued and unpaid dividends as outlined below), on Form 1099-DIV and/or 1042-S is as follows:

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Section 4 – Cost Basis

Please provide a copy of the completed Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement or such IRS filing requirement does not apply, you must answer the questions below.

What are the Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to existing cost basis, or provide an explanation if the IRS filing requirement for Form 8937 does not apply to this event.

Section 5 – Additional Information

Did any of the following corporate changes occur during the same year in which this corporate action took place?

a)	Name Change?	Yes ☐	No ☐
b)	Tax Id Number Change?	Yes ☐	No ☐
c)	CUSIP Number Change?	Yes ☐	No ☐
d)	Cash Liquidating Distribution	Yes ☐	No ☐
e)	Non-Cash Liquidating Distribution	Yes ☐	No ☐
(f)	Sale of Rights payment	Yes ☐	No ☐

Is any additional tax reporting required, other than what has been stated in Section 3 above (specify below)?

If you answered “No” in Section 2 above indicating that you do not require Computershare to perform tax reporting, please explain below.

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Section 6 – Additional Information continued

Is any additional tax withholding required other than what has been stated in Section 3 above (specify below)?

Section 7

Fair Market Value (FMV) Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 1 of this agreement, please (a) complete the below Tax and Cost Basis package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 8 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the below Tax Letter and either the Cost Basis word document or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If 302/304 Tax Reporting is requirements please reach out to the Corporate Actions Relationship Manager listed on the Wire Instruction Exhibit of this Agreement

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Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Shareholder accounts without certified TIN, or foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer/effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Fair Market Value Reporting (FMV) is subject to additional fees, by appraisal.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:
Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is finalized, regardless of whether the shareholder has already processed the exchange or not.

Standard Default Tax Terms: The share distribution is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099-B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders.

Fair Market Value (FMV) tax reporting: Refers to an exchange where the share consideration) is treated as fully taxable and reportable on Form 1099-B at the per share valuation provided by client.

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Section 8 – Client Information

Client Name:

*Tax ID/EIN:

*If FMV reporting is required, the Issuer (Acquirer) will be deemed the payor and you must provide your EIN for reporting purposes. In addition, Client must provide Computershare with completed IRS Form 2678 in order for Computershare to remit any backup withholding tax to the IRS on client’s behalf.

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform FMV tax reporting services for this transaction?
☐ Yes	☐ No***

***If you mark the above box “No” the value of all newly issued shares will NOT be tax reported to the holders and any cost basis and acquisition date of the surrendered target company shares will be carried over to the new shares. Please refer to Section 3.

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Section 9

Fair Market Value reporting

We ask that you read each question below carefully and respond to each question accordingly as this questionnaire requires a great deal of attention.

Taxable Event Information

Please check one of the boxes below regarding the following statement.

This event requires Fair Market Value (FMV) reporting on Form 1099-B as the share consideration received in this transaction is a taxable event to former target holders and as such the basis of the new shares received will be the FMV rate and become covered shares (i.e., date of acquisition is the effective date).

True ☐	*False ☐

*If the above statement is “False”, please provide an explanation as to why:

If the FMV share consideration is nontaxable, and not tax reportable, please confirm by checking a box below:

*True ☐	**False ☐

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*If you selected “True”, please explain briefly why the FMV share consideration is nontaxable, and whether the “cash” (if any) is tax reportable on Form 1099-B:

**If you selected “False” from the above, is the FMV of the share consideration treated as taxable and reportable on a 1099-B?

Yes ☐	*No ☐

*If you selected “No”, please advise on the IRS Form & box number in which it should be reported:

Gross Proceeds Information

If the transaction with a shareholder should be reported on a 1099-B, and the full amount of the consideration is treated as taxable, is the FMV of the stock consideration, as well as the cash (if any), reportable on Form 1099-B in Box 1d as “Proceeds”?

Yes ☐	*No ☐

*If you selected “No”, please advise on the rationale as to why the cash and/or stock is not considered as “proceeds” for 1099-B reporting purposes:

If Form 1099-B reporting is required, should Box 7 on the Form 1099-B (“Check if loss is not allowed based on amount in 1d”) be checked?

Yes ☐	*No ☐

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Backup Withholding Information

If you selected “Yes” and indicated that FMV of the share consideration is a taxable exchange and reportable on a 1099-B as “Proceeds”,- please advise on the following questions:

●

Is the share consideration subject to backup withholding? (Uncertified accounts would be entitled to a lowered share amount upon exchange due to withholding of shares to satisfy remittance to the IRS.)

Yes ☐	*No ☐

*If you selected “No”, please provide the basis for selecting “No” so that Tax can review this further.

If you selected “Yes” and indicated that shares are subject to backup withholding, please confirm the following statement by selecting “Issuer/Acquirer Agrees”:

Computershare is hereby authorized by the Issuer/Acquirer to sell the appropriate number of shares from each shareholder’s share entitlement to cover applicable tax withholding obligations. The withholding obligation arises on the date the reportable consideration is paid. The shares sold to fund any backup withholding will be based on the amount of withholding required. The current share price may not be exactly the FMV price and may result in a shortage or overage that will either need to be returned to the company or covered by the company.

Issuer/Acquirer Agrees	☐

If you would prefer that Computershare does not fund the backup withholding obligation by selling the shares, the Issuer/Acquirer can fund the amount of backup withholding required to remit to the IRS in lieu of selling shares. Should you wish to proceed with this alternative, please select the box below:

Yes, we will fund the entire balance due in one single wire to Computershare for the backup withholding obligation ☐

If you checked the box above, to fund the backup withholding on FMV reporting, the funds you provided will be included in a “gross-up” calculation (to increase a net amount to include deductions, such as taxes, that would be incurred by the receiver) reported on a 1099-B as additional proceeds to the holder.

Fair Market Value (FMV)

Please provide the value per share associated with the FMV reporting of the share consideration:

____________________

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Form 8937

Please provide a copy of the Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement, you must answer the questions below.

What are the Tax & Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to determine the per share basis of the share consideration received by the target’s holders.

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Exhibit B

SCHEDULE OF FEES
Computershare
To Serve As Depositary,
And
Georgeson as Information Agent, In Connection With
Delaware Enhanced Global Dividend and Income Fund Self-Tender Offer

A. FEES FOR SERVICES*

Depository Services
Project Management	$15,000.00
Per Tender processed	$15.00
Per Guarantee of Delivery, Special Handling Presentation, etc.	$15.00
Calculating pro-rata items, each	$4.50
Per extension or subsequent offering period, if applicable	$2,500.00
Information Agent Services
Base Services	$6,500.00
Dedicated Toll-Free Number, Call Center Staffing and Training	Included
Outbound communications to Registered/Retail Holders	$6.50/call
Inbound communications to call center	$2.95/minute
Per extension or subsequent offering period, if applicable	$1,000.00

*The above fees exclude expenses and assume the use of Computershare’s standard Agency Agreement and Letter of Transmittal. We agree that in the event that the transaction and/or your services are begun but not completed for any reason, the above Project Management fee will be charged, plus the expense associated with work performed up to the point Computershare is notified. It is required that this Agreement be executed on or before the Effective Time. Mailing and processing will not begin until this Agreement has been executed by the Company and Computershare. This fee schedule is based upon information provided to date and may be subject to change. CRM# A-45Z6VR

B. SERVICES COVERED

DEPOSITARY - Tender Offer

■	Designating an operational team to carry out Depositary duties
■	Reviewing the Depositary Agreement and other legal documents

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■	Interfacing with Georgeson (Info Agent), as necessary
■	Reviewing the Communication Package (i.e., Letter of Transmittal (LT), enclosure letters and other documentation
■	Converting the Company shareholder files to Computershare’s corporate actions system
■	Coordinating tender offer with The Depository Trust and Clearing Corporation to facilitate tenders from brokers and street shareholders
■	Receiving, opening and processing returned LTs
■	Curing defective LTs, including telephoning and writing shareholders in connection with unsigned or improperly executed LTs
■	Canceling surrendered certificates
■

Tracking and reporting the number of shares submitted and the submitting shareholders, as follows: Agent shall forward reports of tender activity by email beginning the last 3 weeks before the expiration to each of the parties named below as to the following information, based upon a preliminary review as of the close of business on the preceding business day: (i) the number of Shares tendered; (ii) the number of Shares tended represented by certificates physically held by Agent; (iii) the number of Shares represented by Notices of Guaranteed Delivery; (iv) the number of Shares withdrawn; and (v) the cumulative totals of Shares in categories (i) through (iv) above. At the expiration of the offer Agent shall provide a master lists of Shares elected, including a complete list of the electing shareholders. Agent can furnish to the Purchaser, upon reasonable request, additional daily or inter-day ad hoc reports, for an additional fee of $100.00 per report.

■	Calculating and issuing checks at the completion of the tender period, assuming receipt of properly executed Letters of Transmittal and surrender of shares
■	Issuing tax forms and filing tax information with the IRS, as required
■	Enclosing and mailing checks, Forms 1099-B and letters or notices to shareholders
■	Replacing checks alleged to have been lost or destroyed

INFORMATION AGENT – TENDER OFFER

BASE SERVICES

■	Advance review of Offer documents
■	Strategic advice relating to the Offer
■	Coordination of tombstone advertisement placement in newspapers
■	(cost for advertisement additional and dependent upon newspaper and size of advertisement)
■	Dissemination of Offer documents to bank and broker community
■	Communication with bank and broker community during Offer period
■	Outreach to Professional Investors and creation of Investor Contact Listing upon request
■	Communication with Depositary Agent to monitor progress of the offer
■	Provide progress updates to the advisory team

ADDITIONAL/SUPPLEMENTAL SERVICES

■	Dedicated Toll-Free Number, Call Center Staffing and Training
■	Outbound communications to Registered/Retail Holders
■	Inbound communications to call center

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NOTE: The foregoing fees are exclusive of Expenses and custodial charges as described in paragraphs Article II, Sections 3 and 4 of this Agreement.

C. ITEMS NOT COVERED

■	All expenses such as ad hoc reports, printing, checks, postage, stationery, wire transfers, etc. (these will be billed as incurred)

D. ASSUMPTIONS

■	Fee schedule based upon information known at this time about the transaction
■	Significant changes made in the terms or requirements of this transaction could require modifications to this Fee schedule
■

Project management fee include pre-launch and ongoing services related to the event, for up to 30 business days. Any application of an additional extension fee will apply for each subsequent two week extension period or any part thereof, of the offer, commencing immediately following the original offer period.

■	Fee schedule assumes the use of Computershare’s standard legal agreement and Letter of Transmittal

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Exhibit C

LIST OF AFFILIATES

Shareholder	Certificate Numbers of Old Shares	Disposition

SHARES INELIGIBLE FOR EXCHANGE

Shareholder	Certificate Numbers of Old Shares	Disposition

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PLANS AFFECTED BY THIS EXCHANGE

Plan Name	Plan Administrator	Disposition

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Exhibit D

WIRE INSTRUCTIONS

PLEASE WIRE ALL FUNDS RELATED TO THIS TRANSACTION USING THE FOLLOWING INSTRUCTIONS:

Bank Name:	JP Morgan
Account Name:	Computershare Inc, Corporate Funding Account
Number:	657579038
ABA Routing Number:	021000021

Ref: Delaware Enhanced Global
IF YOU HAVE ANY QUESTIONS, OR NEED ADDITIONAL INFORMATION PLEASE CALL ME.

MICHAEL BATTISTA
CORPORATE ACTIONS
T (201) 680-3285
Michael.battista@ computershare.net

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